Exhibit 99.1

NEWS Contact: John Dalhoff Director, Investor Relations investor@quakerhoughton.com T. 1.610.684.7822
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FIRST QUARTER 2026 RESULTS
•Q1’26 net sales of $480.5 million, an increase of 8% Y/Y, net income of $19.7 million and earnings per diluted share of $1.13
•Organic sales volumes increased 3% Y/Y driven by new business wins of approximately 4%
•Delivered Q1’26 adjusted EBITDA of $72.5 million, a 5% increase Y/Y
•Q1’26 non-GAAP net income of $28.4 million and non-GAAP earnings per diluted share of $1.63, a 3% increase Y/Y
•Amended credit agreement, extending nearest-term debt maturity to 2031 and increasing available credit with improved terms
•New global transformation and cost program targeting $20 to $30 million savings, with run rate of $10M by end of 2026

April 30, 2026
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its first quarter 2026 results today.

	Three Months Ended March 31,
($ in thousands, except per share data)	2026	2025
Net sales	$480,479	$442,914
Net income attributable to Quaker Chemical Corporation	19,669	12,922
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	1.13	0.73
Non-GAAP net income *	28,374	28,028
Non-GAAP Earnings per diluted share *	1.63	1.58
Adjusted EBITDA *	72,530	69,047
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
First Quarter 2026 Consolidated Results
Net sales in the first quarter of 2026 were $480.5 million, an increase of 8% compared to $442.9 million in the first quarter of 2025. This increase was primarily driven by an increase in organic sales volumes of 3%, a contribution from acquisitions of 4%, and a favorable impact from foreign currency translation of 4%, partially offset by a decline in selling price and product mix of 3%. The increase in organic sales volumes compared to the prior year was the result of net 4% new business wins across all segments and strong growth in the Asia/Pacific segment.
The Company reported net income in the first quarter of 2026 of $19.7 million, or $1.13 per diluted share, compared to $12.9 million, or $0.73 per diluted share, in the first quarter of 2025. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and non-GAAP earnings per diluted share were $28.4 million and $1.63, respectively, in the first quarter of 2026 compared to $28.0 million and $1.58, respectively, in the first quarter of 2025. The Company generated adjusted EBITDA of $72.5 million in the first quarter of 2026, an increase of approximately 5% compared to $69.0 million in the first quarter of 2025, driven by the increase in net sales, partially offset by a decrease in operating margins. See the Non-GAAP Measures and Reconciliations section below for additional information.
Joe Berquist, Chief Executive Officer and President, commented, “We achieved 3% year-over-year organic volume growth despite challenging markets, resulting in our third consecutive quarter of profitability improvement compared to prior year. The volume growth was driven by new business wins in all regions, led again by the Asia/Pacific region. Our disciplined approach to sales execution and serving the customer is enabling us to outperform soft end markets, which we estimate were down a low-single-digit percentage in the quarter. Gross margins improved as expected in the first quarter, driving higher earnings, with adjusted EBITDA up 5% compared to prior year.

Looking ahead we expect demand to improve incrementally with normal seasonality, even with volatility and current uncertainty in the market. We expect to incur raw material inflation beginning in the second quarter and have implemented price recovery and cost actions to mitigate the impact; however, some lag will temporarily impact gross margins in the second quarter. We expect to fully recover margins to reach our target range as we exit the year. While recent geopolitical events have created additional near-term uncertainty, we expect to achieve year-over-year revenue and adjusted EBITDA growth in 2026 assuming no significant deterioration in our end markets as a result of the Middle East conflict. I am proud of the resilience and unwavering commitment to our customers demonstrated by the entire Quaker Houghton team in an exceptionally volatile environment.”
First Quarter 2026 Segment Results
The Company’s first quarter of 2026 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended March 31,
	2026	2025
Net Sales *
Americas	$213,728	$213,711
EMEA	142,083	129,278
Asia/Pacific	124,668	99,925
Total net sales	$480,479	$442,914
Segment operating earnings *
Americas	$53,947	$58,462
EMEA	25,561	23,393
Asia/Pacific	34,276	25,930
Total segment operating earnings	$113,784	$107,785
*Refer to the Segment Measures and Reconciliations section below for additional information
The following table summarizes the sales variances by reportable segment and consolidated operations in the first quarter of 2026 compared to the first quarter of 2025:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	(2)%	(1)%	1%	2%	—%
EMEA	2%	(4)%	10%	2%	10%
Asia/Pacific	10%	(2)%	3%	14%	25%
Consolidated	3%	(3)%	4%	4%	8%
Net sales in the Asia/Pacific segment increased 25% in the first quarter of 2026 compared to the same period in 2025, as an increase in organic sales volumes, a contribution in sales from acquisitions, primarily Dipsol, and a favorable impact of foreign currency translation, was partially offset by a decrease in selling price and product and geographic mix. Net sales in the EMEA segment increased 10% in the first quarter of 2026 compared to the same period in 2025, due to an increase in organic sales volumes, an increase in sales from acquisitions, and a favorable impact of foreign currency translation, partially offset by a decrease in selling price and product and geographic mix. Net sales in the Americas segment in the first quarter of 2026 were consistent with the same period in 2025, as the contribution in sales from acquisitions and favorable impact from foreign currency translation was offset by a decrease in organic sales volumes and a decrease in selling price and product and geographic mix.
New business wins were strong across all segments in the first quarter of 2026 despite softer underlying end market activity compared to prior year levels. The decline in selling price and product mix in the first quarter of 2026 compared to the same period in 2025 reflects changes in the mix of products, services and geographies, and the impact of our index-based customer contracts.

Consolidated net sales increased approximately 3% compared to the fourth quarter of 2025, driven by an increase in organic sales volumes and a favorable impact from foreign currency translation, partially offset by a decrease in selling price and product and geographic mix. Net sales increased in the Americas segment compared to the fourth quarter of 2025 driven by an increase in organic sales volumes and new business wins, despite a continuation of soft underlying end market activity, partially offset by a decrease in selling price and product and geographic mix. Net sales increased in the EMEA segment compared to the fourth quarter of 2025 driven by an increase in organic sales volumes and new business wins, and an increase in selling price and product and geographic mix. Net sales in the Asia/Pacific segment decreased compared to the fourth quarter of 2025 primarily due to a decrease in selling price and product and geographic mix. Foreign currency translation was favorable to sales across all segments in the first quarter of 2026 compared to the fourth quarter of 2025.
Segment operating earnings increased in the EMEA and Asia/Pacific segments in the first quarter of 2026 compared to the prior year period primarily due to the improvement in net sales and a decrease in raw material costs, partially offset by an increase in SG&A expenses. Segment operating earnings decreased in the Americas segment in the first quarter of 2026 compared to the prior year due to a decrease in segment operating margins resulting from a decrease in price and product mix and higher SG&A expenses. Segment operating earnings increased in all three segments in the first quarter of 2026 compared to the fourth quarter of 2025, primarily driven by an increase in net sales in the Americas and EMEA segments and improved operating margins in all three segments.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $3.8 million for the three months ended March 31, 2026, compared to net cash used by operating activities of $3.1 million for the same period in 2025. The Company’s increase in operating cash flow year-over-year primarily reflects improved operating performance and lower cash outflows from restructuring activities and working capital.
Subsequent to the first quarter end, the Company successfully amended its credit agreement, extending its nearest-term maturity from June 2027 to April 2031 and expanding the availability under its revolving credit facility. As of March 31, 2026, the Company’s total gross debt was $875.0 million and its cash and cash equivalents was $169.7 million, which resulted in net debt of approximately $705.3 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.3x.
The Company also announced the initiation of a global business transformation and cost savings program, which is expected to generate at least $20 million to $30 million of annualized cost savings by 2028.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income, and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA, which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income, which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP Adjusted EBITDA margin and non-GAAP operating margin, which are calculated as the percentage of adjusted EBITDA and non-GAAP operating income, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry, as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.

As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve-month period ended March 31, 2026 adjusted EBITDA of $302.7 million, which consists of (i) the three months ended March 31, 2026 adjusted EBITDA of $72.5 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2025 adjusted EBITDA of $299.2 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2025 results press release dated February 23, 2026 less (iii) the three months ended March 31, 2025 adjusted EBITDA of $69.0 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations	Three Months Ended March 31,
	2026	2025
Operating income	$33,589	$27,624
Restructuring and related charges, net	7,381	14,590
Acquisition-related expenses	715	3,329
Business transformation costs	1,659	—
Acquisition-related depreciation and amortization	1,608	—
Other charges	397	226
Non-GAAP operating income	$45,349	$45,769
Non-GAAP operating margin (%)	9.4%	10.3%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended March 31,
	2026	2025
Net income attributable to Quaker Chemical Corporation	$19,669	$12,922
Depreciation and amortization (a)	25,870	20,830
Interest expense	9,879	9,545
Taxes on income before equity in net income of associated companies (b)	7,145	7,542
EBITDA	62,563	50,839
Equity income in a captive insurance company	(607)	(671)
Restructuring and related charges, net	7,381	14,590
Acquisition-related expenses	715	3,329
Business transformation costs	1,659	—
Pension and postretirement benefit costs, non-service components	251	433
Currency conversion impacts of hyper-inflationary economies	171	535
Loss on acquisition-related hedges	—	1,943
Gain on sale of assets	—	(2,177)
Other charges	397	226
Adjusted EBITDA	$72,530	$69,047
Adjusted EBITDA margin (%)	15.1%	15.6%

Adjusted EBITDA	$72,530	$69,047
Less: Depreciation and amortization (a)	25,870	20,830
Less: Interest expense	9,879	9,545
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	10,015	10,644
Plus: Acquisition-related depreciation and amortization	1,608	—
Non-GAAP net income	$28,374	$28,028

	Three Months Ended March 31,
Non-GAAP Earnings per Diluted Share Reconciliations	2026	2025
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.13	$0.73
Equity income in a captive insurance company	(0.03)	(0.04)
Restructuring and related charges, net	0.32	0.62
Acquisition-related expenses	0.03	0.14
Business transformation costs	0.07	—
Pension and postretirement benefit costs, non-service components	0.01	0.02
Currency conversion impacts of hyper-inflationary economies	0.01	0.03
Loss on acquisition-related hedges	—	0.08
Gain on sale of assets	—	(0.09)
Other charges	0.01	0.01
Discrete tax items	0.02	0.08
Acquisition-related depreciation and amortization	0.06	—
Non-GAAP earnings per diluted share	$1.63	$1.58
a.Depreciation and amortization for the three months ended March 31, 2026 and 2025 each includes approximately $0.2 million of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations. This is attributable to the amortization of the fair value purchase accounting step-up in connection with the acquisition of the Company’s 50% equity interest in Korea Houghton Corporation.

b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the three months ended March 31, 2026 and 2025.
Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other segment items. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense and Other expense, net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended March 31,
	2026	2025
Net Sales
Americas	$213,728	$213,711
EMEA	142,083	129,278
Asia/Pacific	124,668	99,925
Total net sales	$480,479	$442,914
Segment operating earnings
Americas	$53,947	$58,462
EMEA	25,561	23,393
Asia/Pacific	34,276	25,930
Total segment operating earnings	113,784	107,785
Restructuring and related charges, net	(7,381)	(14,590)
Non-operating and administrative expenses	(55,087)	(50,717)
Depreciation of corporate assets and amortization	(17,727)	(14,854)
Operating income	33,589	27,624
Other expense, net	(23)	(709)
Interest expense	(9,879)	(9,545)
Income before taxes and equity in net income of associated companies	$23,687	$17,370

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including retaliatory tariffs, “trade wars” and uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints and other macroeconomic stresses and uncertainties, including political and geopolitical events, civil disturbances and endemics/pandemics or extreme weather events and other natural disasters that may adversely affect regional economic conditions, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook,” “target,” “possible,” “potential,” “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to, inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic, political and governmental actions taken by various governments and government organizations in response; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations and the potential impacts therefrom, including those arising from H.R.1, commonly known as the “One Big Beautiful Bill Act”; terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer, the effects of climate change, fires, or other natural disasters; and the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.
Conference Call
As previously announced, the Company’s investor conference call to discuss its first quarter of 2026 performance is scheduled for Friday, May 1, 2026 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$480,479	$442,914
Cost of goods sold	303,744	281,654
Gross profit	176,735	161,260
Selling, general and administrative expenses	135,765	119,046
Restructuring and related charges, net	7,381	14,590
Operating income	33,589	27,624
Other expense, net	(23)	(709)
Interest expense	(9,879)	(9,545)
Income before taxes and equity in net income of associated companies	23,687	17,370
Taxes on income before equity in net income of associated companies	7,145	7,542
Income before equity in net income of associated companies	16,542	9,828
Equity in net income of associated companies	3,200	3,089
Net income	19,742	12,917
Less: Net income (loss) attributable to noncontrolling interest	73	(5)
Net income attributable to Quaker Chemical Corporation	$19,669	$12,922
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$1.13	$0.73
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$1.13	$0.73
Basic weighted average common shares outstanding	17,326,847	17,639,764
Diluted weighted average common shares outstanding	17,411,094	17,669,965

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$169,728	$179,829
Accounts receivable, net	441,167	417,157
Inventories	282,508	265,776
Prepaid expenses and other current assets	59,196	58,428
Total current assets	952,599	921,190

Property, plant and equipment, net	311,422	313,423
Right-of-use lease assets	38,534	38,737
Goodwill	502,005	501,720
Other intangible assets, net	847,994	873,540
Investments in associated companies	106,192	106,915
Deferred tax assets	12,182	12,128
Other non-current assets	30,999	30,283
Total assets	$2,801,927	$2,797,936

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$37,301	$35,657
Accounts payable	205,386	198,929
Dividends payable	8,822	8,804
Accrued compensation	30,299	41,192
Accrued restructuring	9,482	8,351
Accrued pension and postretirement benefits	2,119	2,126
Other accrued liabilities	95,086	85,097
Total current liabilities	388,495	380,156

Long-term debt	837,132	834,901
Long-term lease liabilities	22,134	22,759
Deferred tax liabilities	131,922	140,814
Non-current accrued pension and postretirement benefits	20,191	20,615
Other non-current liabilities	22,902	22,192
Total liabilities	1,422,776	1,421,437

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding March 31, 2026 – 17,365,508 shares; December 31, 2025 – 17,331,779 shares	17,366	17,332
Capital in excess of par value	876,213	874,826
Retained earnings	607,463	596,616
Accumulated other comprehensive loss	(125,359)	(115,661)
Total Quaker shareholders’ equity	1,375,683	1,373,113
Noncontrolling interest	3,468	3,386
Total equity	1,379,151	1,376,499
Total liabilities and equity	$2,801,927	$2,797,936

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$19,742	$12,917
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	25,640	20,599
Equity in undistributed earnings of associated companies, net of dividends	(2,830)	(2,769)
Deferred income taxes	(7,517)	(3,340)
Share-based compensation	3,170	3,182
Restructuring and related charges, net	7,381	14,590
Gain on disposal of property, plant and equipment and other assets	—	(2,148)
Other adjustments	492	2,190
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(25,480)	(10,302)
Inventories	(18,437)	(13,457)
Prepaid expenses and other current assets	(1,340)	245
Accrued restructuring	(3,880)	(9,045)
Accounts payable and accrued liabilities	6,845	(15,712)
Net cash provided by (used in) operating activities	3,786	(3,050)
Cash flows from investing activities
Investments in property, plant and equipment	(10,656)	(12,329)
Payments related to acquisitions, net of cash acquired	—	(3,983)
Proceeds from disposition of assets	—	2,900
Other investing activities	1,126	—
Net cash used in investing activities	(9,530)	(13,412)
Cash flows from financing activities
Payments of long-term debt	(8,770)	(8,523)
Borrowings on revolving credit facilities, net	14,053	30,000
Borrowings (payments) on other debt, net	1,857	(773)
Dividends paid	(8,805)	(8,572)
Other stock related activity	(1,749)	(1,176)
Net cash (used in) provided by financing activities	(3,414)	10,956
Effect of foreign exchange rate changes on cash	(943)	2,849
Net decrease in cash and cash equivalents	(10,101)	(2,657)
Cash and cash equivalents at the beginning of the period	179,829	188,880
Cash and cash equivalents at the end of the period	$169,728	$186,223